EXHIBIT 12
WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                       NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                           -------------------------------------------  ----------------
                             1993     1994     1995     1996     1997     1997     1998
                           -------  -------  -------  -------  -------  -------  -------
Fixed Charges:
 Interest cost           $  79,194   80,807   77,237  103,338  136,929  101,564  110,465
 One-third rent
  expense                    4,819    5,227    5,976    6,906    7,535    5,658    6,032
                           -------  -------  -------  -------  -------  -------  -------

Total Fixed Charges      $  84,013   86,034   83,213  110,244  144,464  107,222  116,497
                           =======  =======  =======  =======  =======  =======  =======

Add (Deduct):
 Earnings before
  income taxes           $ 189,168  288,923  823,804  306,086  111,263   82,427  122,134
 Interest capitalized      (15,904)  (9,294)  (6,187) (10,534) (19,939) (13,316) (12,513)
                           -------  -------  -------  -------  -------  -------  -------

Earnings for
 Fixed Charges           $ 257,277  365,663  900,830  405,796  235,788  176,333  226,118
                           =======  =======  =======  =======  =======  =======  =======

Ratio of Earnings to
    Fixed Charges             3.06     4.25    10.83     3.68     1.63     1.64     1.94
                           =======  =======  =======  =======  =======  =======  =======